European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iii)

MiFID II product governance / professional investors and ECPs target market only:

Solely for the purposes of the manufacturerꞌs product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturerꞌs target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturerꞌs target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of MiFID II.

UK MiFIR product governance / Professional investors and ECPs only target market:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”) and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, only; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

Pricing Supplement

18 January 2024

European Bank for Reconstruction and Development
MXN 1,750,000,000 Callable Zero Coupon Notes due 22 January 2036 (the “Notes”)
issued pursuant to the European Bank for Reconstruction and Development
EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Mexican Peso (“MXN”), the lawful currency of the United Mexican States, subject to the provisions set out in the Annex hereto
2	Nominal Amount:	MXN 1,750,000,000
3	Type of Note:	Zero Coupon
4	Issue Date:	22 January 2024
5	Issue Price:	27.083 per cent. of the Nominal Amount
6	Maturity Date:	22 January 2036, subject to the Redemption at Issuer’s option provisions below and the provisions set out in the Annex hereto
7	Fungible with existing Notes:	No
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination(s):	MXN 10,000
11	Exchange of Bearer Notes:	Not Applicable

12	(a)	Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b)	Date(s) on which the Talons mature:	Not Applicable
13	(a)	Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary
	(b)	Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular

PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	Not Applicable
16	Fixed Rate Notes:	Not Applicable
17	Zero Coupon Notes:

(a)	Accrual Yield:	11.50 per cent. per annum
(b)	Reference Price:	27.083 per cent. of the Nominal Amount
(c)	Other formula or basis for determining Amortised Face Amount:	Not Applicable
(d)	Business Day Convention:	Following Business Day
(e)	Day Count Fraction in relation to Early Redemption Amounts and late payment:	Conditions 5(d)(iii) and 5(h) apply

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies, and for the avoidance of doubt, Mexico City shall be the principal financial centre, and London and New York City shall be additional business centres, subject to the provisions of the Annex hereto.
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:

Yes.

The Issuer has the right to redeem the Notes (in whole but not in part) on an Optional Redemption Date (as defined below) at the Optional Redemption Amount (as set out below) by giving notice to the Agent of such redemption not less than five (5) Business Days (as defined below) prior to the relevant Optional Redemption Date.

The Agent shall give notice of such redemption to the holders of the Notes as soon as practicable, but in any event not later than two (2) Business Days thereafter in accordance with Condition 5(b) (except that the timing of such notice as referred to therein shall be amended as set out above).

Where:

“Business Day” shall have the meaning set out in the Annex hereto.

“Optional Redemption Amount” means, in respect of the Optional Redemption Date falling on or around:

		(i)	22 January 2025, 30.198 per cent. per Specified Denomination;
		(ii)	22 January 2026, 33.671 per cent. per Specified Denomination;
		(iii)	22 January 2027, 37.543 per cent. per Specified Denomination;
		(iv)	22 January 2028, 41.860 per cent. per Specified Denomination;
		(v)	22 January 2029, 46.674 per cent. per Specified Denomination;
		(vi)	22 January 2030, 52.042 per cent. per Specified Denomination;
		(vii)	22 January 2031, 58.026 per cent. per Specified Denomination;
		(viii)	22 January 2032, 64.699 per cent. per Specified Denomination;
		(ix)	22 January 2033, 72.140 per cent. per Specified Denomination;
		(x)	22 January 2034, 80.436 per cent. per Specified Denomination; and
		(xi)	22 January 2035, 89.686 per cent. per Specified Denomination.

“Optional Redemption Date” means 22 January in each year, from (and including) 22 January 2025 to (and including) 22 January 2035, subject to adjustment in accordance with the Following Business Day Convention.

	(b) Redemption at Noteholder’s option:	No

23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, subject to the Redemption at Issuer’s option provisions set out above and the provisions set out in the Annex hereto
	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Installment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of the Dealer:	Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager(s):	None

30	Additional selling restrictions:

United Mexican States:

The Dealer has agreed that it will not offer the Notes publicly in the United Mexican States and will not distribute any offering materials in the United Mexican States. The Notes have not been and will not be registered with the National Registry of Securities and may not be publicly offered in the United Mexican States.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	275035696
	ISIN Code:	XS2750356961
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to trading on the Regulated Market of the London Stock Exchange

35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable
36	Additional Information:	The provisions set out in the Annex hereto shall apply to the Terms and Conditions in accordance herewith
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the Regulated Market of the London Stock Exchange of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme of European Bank for Reconstruction and Development as from 22 January 2024, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the headings “MiFID II product governance / professional investors and ECPs target market only” and “UK MIFIR product governance / Professional investors and ECPs only target market”.

For and on behalf of
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING

Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the London Stock Exchange and listed on the Official List of the UK Financial Conduct Authority with effect from 22 January 2024 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.
3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i)	Reasons for the offer:	The net proceeds of the issue of the Notes (which is expected to be MXN 473,952,500 will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.
	(ii)	Estimated net proceeds:	MXN 473,952,500
	(iii)	Estimated total expenses:	£8,000

ANNEX

Settlement, Disruption and Fallback Provisions

All payments in respect of the Notes will be made in MXN, subject to the occurrence of a Settlement Disruption Event and will in all cases be subject to any fiscal or other laws applicable thereto.

If the Calculation Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred and is subsisting during a Determination Period:

A.	The Calculation Agent shall notify the Issuer and the Agent of its determination promptly after making such determination (but in no event later than 11.00 a.m. London time one (1) Business Day after the last day of the relevant Determination Period) whereupon the Agent shall promptly thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes); and

B.	Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two (2) Business Days after the day on which the Issuer is notified by the Calculation Agent that the relevant Settlement Disruption Event no longer subsists and (ii) the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If a Settlement Disruption Event no longer subsists on or before 5.00 p.m. London time on the fourth (4th) Business Day preceding the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), the Calculation Agent shall notify the Issuer and the Agent thereof promptly on or after the Business Day on which such Settlement Disruption Event no longer subsists (but in no event later than one (1) Business Day thereafter) whereupon the Agent shall promptly thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes).

If any amount is to be paid on the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), regardless of whether a Settlement Disruption Event is still subsisting at such time, payment shall be made in United States Dollars ("USD") and shall be calculated by the Calculation Agent (and promptly notified to the Agent and the Issuer (but in no event later than two (2) Business Days before the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be)) in an amount per Specified Denomination which shall be produced by the following provisions, such amount to be rounded to the nearest whole cent (with USD 0.005 being rounded upwards):

Relevant MXN Amount ÷ Reference Rate

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

Following a determination by the Calculation Agent (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred during a Determination Period and that it subsists at 5.00 p.m. London time on the fourth (4th) Business Day preceding the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), then any amount payable shall be made in USD in accordance with the provisions set out above.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction for the sale of the Reference MXN Amount and the purchase of USD at or about 2.00 p.m. London time on the day falling two (2) Business Days prior to the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two (2) Business Days thereafter where the resultant USD amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified below;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, Mexico City and New York City;

“Calculation Agent” means Goldman Sachs International in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 3 November 2006 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Goldman Sachs International as Calculation Agent in respect of the Notes;

“Determination Period” means (i) in relation to the Maturity Date, the period which falls between ten (10) and three (3) Business Days (inclusive) preceding the Maturity Date, as adjusted in accordance with the Following Business Day Convention; and (ii) in relation to any Early Redemption Date, the period which falls between ten (10) and three (3) Business Days (inclusive) preceding any Early Redemption Date, as adjusted in accordance with the Following Business Day Convention, as the case may be;

“Postponed Early Redemption Date” means the tenth (10th) Business Day following the Early Redemption Date (if any);

“Postponed Maturity Date” means the tenth (10th) Business Day following the originally scheduled Maturity Date;

“Reference Dealers” means leading dealers, banks or banking corporations, which regularly deal in the MXN/USD exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the arithmetic mean of such firm quotes (expressed in MXN per one (1) USD) as the Calculation Agent is able to obtain from five (5) Reference Dealers at or about 2.00 p.m. London time for the sale of the Reference MXN Amount and the purchase of USD on the day falling two (2) Business Days prior to the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two (2) Business Days thereafter, as calculated by the Calculation Agent. If five or four Reference Dealers provide such firm quotes, the highest and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate. If three or two Reference Dealers provide such firm quotes, then the arithmetic mean of the quotes actually obtained shall be the Reference Rate, as calculated by the Calculation Agent. If only one Reference Dealer provides a firm quote then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Calculation Agent executes a transaction for the sale of the Reference MXN Amount at or about 2.00 p.m. London time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate;

“Reference MXN Amount” means an amount that is no greater than the Relevant MXN Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant MXN Amount” means the MXN amount per Specified Denomination which would have been payable on the relevant date if a Settlement Disruption Event had not occurred; and

“Settlement Disruption Event” means any of the following events specified under (i) and (ii) below, as determined by the Calculation Agent in its sole discretion acting in good faith and in a commercially reasonable manner:

(i)	the imposition of laws or regulations by the relevant central banking authority or other legislative, governmental or regulatory authority of the United Mexican States which (a) require non-residents of the United Mexican States to obtain permission from such central banking authority or other authority to obtain MXN, or (b) otherwise restrict a non-resident’s ability to obtain MXN, or (c) otherwise regulate the purchase or holding of MXN such that costs are imposed in obtaining MXN which would not be imposed in the absence of such regulations, or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of MXN from the United Mexican States to recipients resident in another country;

(ii)	Euroclear and/or Clearstream, Luxembourg suspend or cease acceptance of MXN as a settlement currency.